Exhibit 99.1

LaSalle Hotel Properties

4800 Montgomery Lane, Suite M25

Bethesda, MD 20814

Ph. (301) 941-1500

Fax (301) 941-1553

www.lasallehotels.com

LA SALLE HOTEL PROPERTIES REPORTS FIRST QUARTER RESULTS

RevPAR Increases 7.3 percent in First Quarter

BETHESDA, MD, April 21, 2004—LaSalle Hotel Properties (NYSE: LHO) today reported a net loss to common shareholders of $6.2 million, or ($0.25) per diluted share for the quarter ended March 31, 2004, compared to a net loss of $6.3 million, or ($0.34) per diluted share for the prior year period.

For the quarter ended March 31, 2004, the Company generated funds from operations (“FFO”) of $3.2 million versus $2.4 million for the same period of 2003. On a per diluted share/unit basis, FFO for the first quarter was $0.13, which was flat to last year’s first quarter. The Company’s earnings before interest, taxes, depreciation and amortization (“EBITDA”) for 2004’s first quarter increased to $7.4 million from $7.0 million during the prior year period.

Room revenue per available room (“RevPAR”) for the quarter ended March 31, 2004 versus the same period in 2003 increased 7.3 percent to $82.75. Occupancy increased 7.1 percent to 61.8 percent from the prior year, while the average daily rate (“ADR”) of $133.91 represented a 0.2 percent increase. These RevPAR results include the Indianapolis Marriott for eight weeks in the current and prior year first quarter, as the hotel was purchased during February 2004.

“Our business-oriented properties were our best performing segment, led by our hotels located in Washington, D.C,” said Jon Bortz, Chairman and Chief Executive Officer of LaSalle Hotel Properties. “Business travel demand continues to strengthen and group booking activity is gaining momentum. The RevPAR growth we achieved in our portfolio exceeded our expectations as the recovery in business travel occurred sooner and with more strength than we expected. Additionally, our properties benefited to a greater extent from the extensive investments we have made over the last several years. We continue to be encouraged by the strength of the economy and consequently, expect both business and leisure travel demand to be healthy throughout the year.”

The Company’s hotels generated $8.9 million of EBITDA for the quarter which was flat compared with the same period last year. First quarter EBITDA margins across the Company’s portfolio decreased 70 basis points (“bps”) from the prior year. The EBITDA margin decline was primarily due to above inflationary increases in certain operating costs.

“While we were disappointed with the portfolio-wide margin decline in the first quarter, it was expected. The majority of the quarter’s RevPAR growth resulted from increased occupancy, which added variable costs,” explained Mr. Bortz. “We experienced cost pressures from greater than inflationary increases in wages and benefits, liability insurance, energy and other utilities and property taxes. As we have historically done, we will continue to employ aggressive and creative asset management efforts in conjunction with our hotel management teams to minimize expense increases, create efficiencies and improve operating margins.”

On February 10, the Company acquired the 615-room AAA Four-Diamond Indianapolis Marriott Downtown. The convention hotel is centrally located in the heart of Indianapolis’ business and leisure district, with a direct connection to the city’s expanded convention center. White Lodging Services Corporation will continue to operate the hotel as manager pursuant to a Marriott franchise agreement. Following this acquisition, the Company successfully arranged a $57.0 million interest-only loan collateralized by the hotel. The term of the loan is three years with two one-year extension options. In conjunction with the loan, the company executed a three-year swap agreement, effectively fixing the rate of the loan at 3.56 percent.

On February 11, the Company prepaid the existing 7.5 percent floating rate debt securing Lansdowne Resort. The Company anticipates annual interest expense savings of approximately $1.4 million as a result of the Lansdowne debt prepayment and the Company’s 5.25 percent fixed-rate mortgage on its San Diego Paradise Point Resort arranged in December 2003. These savings have been incorporated into the Company’s 2004 outlook.

In March, the Company’s 565-room convention hotel located in Bloomington, Minnesota was successfully reflagged as the Sheraton Bloomington Hotel, Minneapolis South. Starwood was selected to manage the property as a Sheraton, Starwood’s upscale brand. The hotel is currently undergoing a $10.5 million renovation and repositioning program, which will feature the Sheraton brand’s signature amenities, as well as a refurbishment of the hotel lobby and guestrooms and other guest service enhancements. The Company anticipates approximately $0.7 million in expenses related to this transition and rebranding, of which $0.4 million was recognized in the first quarter.

“The rebranding and repositioning program at our Sheraton Minneapolis hotel is well underway and we expect to see improvements in both rate and occupancy levels following the refurbishment,” stated Mr. Bortz. “We are very excited about the potential of this hotel and the benefits we expect from the strength of the Sheraton brand as well as Starwood’s marketing and management expertise.”

In the first quarter, the Company invested approximately $5.6 million of capital throughout its portfolio, including approximately $1.6 million for the new Greg Norman designed golf course and master plan development at the Lansdowne Resort. In addition, $1.2 million was invested at the Seaview Marriott Resort located outside of Atlantic City, New Jersey as part of the lobby, meeting space and ballroom renovation.

“We continue to achieve significant benefits from our capital repositioning and reinvestment programs,” noted Mr. Bortz. “Our recently repositioned Holiday Inn on the Hill, three blocks from the U.S. Capitol, and Hotel Viking, in Newport, Rhode Island, combined with the ramp-up of our five D.C. Urban Collection Hotels and the rebranding of the Westin Dallas and Sheraton Minneapolis should continue to positively impact our results throughout this year and next. Overall, we believe that our portfolio has begun to take advantage of the long awaited recovery in the lodging business.”

For 2004, the Company has plans for total capital investments of approximately $45.0 million, which include $20.0 million at Lansdowne Resort (golf course, clubhouse, guestroom refurbishment and other resort repositioning enhancements), $6.5 million at the Westin City Center Dallas Hotel (brand conversion improvements, guestroom and bathroom refurbishment, and public area and infrastructure enhancements) and $5.5 million at the Sheraton Minneapolis hotel (brand conversion improvements, guestroom and lobby refurbishments).

As of the end of the first quarter 2004, LaSalle Hotel Properties had total outstanding debt of $316.2 million, including its $11.9 million portion of the joint venture debt related to the Chicago Marriott Downtown. The Company’s $215.0 million unsecured credit facility had $82.5 million outstanding as of March 31, 2004. Interest expense for the quarter was $3.3 million, resulting in a trailing 12-month Corporate EBITDA to interest coverage ratio of 3.7 times. As of March 31, 2004, total debt to trailing 12-month Corporate EBITDA equaled 4.6 times, one of the lowest debt to EBITDA ratios in the industry.

Subsequent Events

On April 6, 2004, the $120.0 million mortgage loan collateralized by the Chicago Marriott Downtown, in which the Company holds a non-controlling 9.9% ownership interest, was refinanced. The new $140.0 million loan has a two-year term with three one-year extension options. The mortgage has an interest rate of LIBOR plus 225 bps. The Company’s pro rata share of the new loan is approximately $13.9 million and is not included in the Company’s balance sheet.

On April 15, 2004, the Company announced its monthly dividend of $0.07 per common share of beneficial interest for each of the three months of April, May and June 2004. The April dividend will be paid on May 14, 2004 to common shareholders of record on April 30, 2004; the May dividend will be paid on June 15, 2004 to common shareholders of record on May 31, 2004; and the June dividend will be paid on July 15, 2004 to common shareholders of record on June 30, 2004. This represents a 4.0 percent annualized yield based on the Company’s closing share price on April 20, 2004.

2004 Outlook

“We are very encouraged by the performance of our portfolio during the first quarter, which exceeded our expectations,” advised Mr. Bortz. “With all of our key travel and lodging demand indicators now pointing positive, we expect that the hotel industry, and particularly our portfolio, will perform meaningfully better during the first half of 2004 than what we assumed in our prior outlook.

As a result of the earlier and stronger than expected improvements in business transient and group travel, the Company expects that its 2004 portfolio RevPAR will increase 5.5 to 6.5 percent, up from the 4.0 to 5.0 percent increase provided in the Company’s prior outlook. FFO per diluted share/unit is now forecasted at $1.62 to $1.70, up from the Company’s prior expectations of $1.52 to $1.62.

The revised 2004 and second quarter outlook assumes the sale of the Omaha Marriott by the end of the second quarter, although it does not include the assumption of any potential gain on the sale. The outlook also assumes a steadily recovering economic and travel environment, continued improving performance from the Company’s renovated and repositioned hotels, and no adverse geopolitical events or terrorist acts in the U.S.

Based upon these assumptions, the Company currently expects full year 2004 net income to range between $2.3 million and $4.5 million and EBITDA to range between $65.5 million and $67.5 million.

LaSalle Hotel Properties is a leading multi-tenant, multi-operator real estate investment trust, which owns interests in 18 upscale and luxury full-service hotels, totaling approximately 6,200 guest rooms in 13 markets in 11 states and the District of Columbia. LaSalle Hotel Properties focuses on investing in upscale and luxury full-service hotels located in urban, resort and convention markets.

The Company seeks to grow through strategic relationships with premier internationally recognized hotel operating companies including Marriott International, Inc., Westin Hotels & Resorts, Sheraton Hotels & Resorts, Crestline Hotels and Resorts, Inc., Outrigger Lodging Services, Noble House Hotels & Resorts, Hyatt Hotels Corporation, Benchmark Hospitality, White Lodging Services Corporation, and the Kimpton Hotel & Restaurant Group, LLC.

The Company considers the non-GAAP measure of funds from operations (“FFO”) to be a key supplemental measure of the Company’s performance and should be considered along with, but not as an alternative to, net income as a measure of the Company’s operating performance. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, most industry investors consider supplemental measurements of performance to be helpful in evaluating a real estate company’s operations. The Company believes that excluding the effect of gains or losses from debt restructuring, extraordinary items, real estate-related depreciation and amortization, and the portion of these items related to unconsolidated entities, all of which are based on historical cost accounting and which may be of limited significance in evaluating current performance, can facilitate comparisons of operating performance between periods and between REITs, even though FFO does not represent an amount that accrues directly to common shareholders. However, FFO may not be helpful when comparing the Company to non-REITs.

The Company considers the non-GAAP measure of earnings before interest, taxes, depreciation and amortization (“EBITDA”) to be a key measure of the Company’s performance and should be considered along with, but not as an alternative to, net income as a measure of the Company’s operating performance. Most industry investors consider EBITDA a measurement of performance that is helpful in evaluating a REIT’s operations. The Company believes that excluding the effect of non-operating expenses and non-cash charges, and the portion of these items related to unconsolidated entities, all of which are based on historical cost accounting and which may be of limited significance in evaluating current performance, can help eliminate the accounting effects of depreciation and amortization, and financing decisions and facilitate comparisons of core operating profitability between periods and between REITs, even though EBITDA does not represent an amount that accrues directly to common shareholders.

Certain matters discussed in this press release may be deemed to be forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although LaSalle Hotel Properties believes the expectations reflected in such forward looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Certain factors that could cause actual results to differ materially from the Company’s expectations are listed in the Company’s Form 10-K for the year ended December 31, 2003 and subsequent SEC reports and filings. LaSalle Hotel Properties assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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Additional Contacts:

Hans Weger, Chief Financial Officer, LaSalle Hotel Properties—301/941-1516

For additional information or to receive press releases via e-mail, please visit our website at

www.lasallehotels.com

LASALLE HOTEL PROPERTIES

Consolidated Statements of Operations

(Dollars in thousands, except per share data)

(Unaudited)

	For the three months ended March 31,
	2004	2003
Revenues:
Hotel operating revenues:
Room revenue	$27,899	$14,490
Food and beverage revenue	15,574	8,716
Other operating department revenue	3,695	1,827

Total hotel operating revenues	47,168	25,033
Participating lease revenue	3,573	4,960
Other income	81	402

Total revenues	50,822	30,395

Expenses:
Hotel operating expenses:
Room	7,997	4,863
Food and beverage	11,743	7,101
Other direct	2,727	1,283
Other indirect	15,699	8,789

Total hotel operating expenses	38,166	22,036

Depreciation and other amortization	9,045	7,822
Real estate taxes, personal property taxes and insurance	2,748	2,088
Ground rent	771	772
General and administrative	2,143	1,918
Amortization of deferred financing costs	511	582
Other expenses	450	—

Total operating expenses	53,834	35,218

Operating loss	(3,012)	(4,823)
Interest income	73	61
Interest expense	(3,287)	(2,674)

Loss before income tax benefit, minority interest, equity in earnings of unconsolidated entities and discontinued operations	(6,226)	(7,436)
Income tax benefit	2,862	2,657

Loss before minority interest, equity in earnings of unconsolidated entities and discontinued operations	(3,364)	(4,779)
Minority interest in LaSalle Hotel Operating Partnership, L.P.	62	111

Loss before equity in earnings of unconsolidated entities and discontinued operations	(3,302)	(4,668)
Equity in earnings of unconsolidated entities	(248)	(207)

Loss before discontinued operations	(3,550)	(4,875)
Discontinued operations:
Income from operations of property disposed of	—	1,093
Income from operations of property held for sale	487	50
Minority interest, net of tax	(9)	(26)
Income tax benefit	18	3

Net income from discontinued operations	496	1,120
Net loss	(3,054)	(3,755)
Distributions to preferred shareholders	(3,133)	(2,557)

Net loss applicable to common shareholders	$(6,187)	$(6,312)

Earnings per Common Share – Basic:
Loss applicable to common shareholders before discontinued operations and after dividends paid on unvested restricted shares	$(0.28)	$(0.40)
Discontinued operations	0.02	0.06

Net loss applicable to common shareholders after dividends paid on unvested restricted shares	$(0.26)	$(0.34)

Earnings per Common Share – Diluted:
Loss applicable to common shareholders before discontinued operations	$(0.27)	$(0.39)
Discontinued operations	0.02	0.05

Net loss applicable to common shareholders	$(0.25)	$(0.34)

Weighted average number common shares outstanding:
Basic	24,045,610	18,483,506
Diluted	24,729,272	18,838,009

LASALLE HOTEL PROPERTIES

FFO and EBITDA

(Dollars in thousands, except per share data)

(Unaudited)

	For the three months ended March 31,
	2004	2003
Funds From Operations (FFO):
Net loss applicable to common shareholders	$(6,187)	$(6,312)
Depreciation	9,132	8,565
Equity in depreciation of joint venture	263	249
Amortization of deferred lease costs	11	8
Minority interest:
Minority interest in LaSalle Hotel Operating Partnership, L.P.	(62)	(111)
Minority interest in discontinued operations	9	26

FFO	$3,166	$2,425

Weighted average number of common shares and units outstanding:
Basic	24,470,296	18,908,192
Diluted	25,153,958	19,262,695

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA):
Net loss applicable to common shareholders	$(6,187)	$(6,312)
Interest	3,290	3,865
Equity in interest expense of joint venture	147	146
Income tax benefit:
Income tax benefit	(2,862)	(2,657)
Income tax benefit from discontinued operations	(18)	(3)
Depreciation and other amortization	9,158	8,587
Equity in depreciation/amortization of joint venture	291	276
Amortization of deferred financing costs	511	618
Minority interest:
Minority interest in LaSalle Hotel Operating Partnership, L.P.	(62)	(111)
Minority interest in discontinued operations	9	26
Distributions to preferred shareholders	3,133	2,557

EBITDA	$7,410	$6,992

LASALLE HOTEL PROPERTIES

Statistical Data for the Hotels

(Unaudited)

	For the Three Months Ended March 31,
	2004	2003
TOTAL PORTFOLIO
Occupancy	61.8%	57.7%
Increase/(Decrease)	7.1%
ADR	$133.91	$133.67
Increase/(Decrease)	0.2%
REVPAR	$82.75	$77.14
Increase/(Decrease)	7.3%

Note:

This schedule includes the operating data for all properties leased to LHL, and to third parties as of March 31, 2004, including the Indianapolis Marriott for the Company’s period of ownership, and the Company’s 9.9% interest in The Chicago Marriott Downtown joint venture. The 2003 operating performance is shown as though Lansdowne Resort and Hotel George were owned for the entire quarter; The Indianapolis Marriott is shown for the comparative period of ownership in 2004.

LASALLE HOTEL PROPERTIES

Hotel Operational Data

Schedule of Property Level Results

(unaudited, dollars in thousands)

	For the Three Months Ended March 31,
	2004	2003
Revenues
Room	$35,954	$33,278
Food & beverage	19,303	19,383
Other	4,656	4,366

Total hotel sales	59,913	57,027

Expenses
Room	9,925	9,355
Food & beverage	14,350	14,032
Other direct	3,129	2,880
General & administrative	17,170	16,018
Management fees	1,769	1,617
Fixed expenses	4,677	4,261

Total hotel expenses	51,020	48,163

EBITDA	$8,893	$8,864

Note:

This schedule includes the operating data for all properties leased to LHL, and to third parties as of March 31, 2004, including the Indianapolis Marriott for the Company’s period of ownership, and the Company’s 9.9% interest in The Chicago Marriott Downtown joint venture. The 2003 operating performance is shown as though Lansdowne Resort and Hotel George were owned for the entire quarter; The Indianapolis Marriott is shown for the comparative period of ownership in 2004.